Exhibit 99.1

Cornell Companies, Inc.

AT THE COMPANY: Christine Parker – Director, Investor Relations (713) 623-0790

CORNELL RETAINS FINANCIAL ADVISOR

Houston, Texas (June 5, 2006) – Cornell Companies, Inc. (NYSE: CRN) announced today that it has retained a financial advisor to assist the Company in its analysis and consideration of a range of strategic alternatives to maximize shareholder value. The Company does not intend to make further announcements on the status or results of the assessment process unless and until the Company has made definitive decisions on its future strategic direction. No assurance can be given that any transaction will be pursued or, if a transaction is pursued, that it will be consummated.

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The Company (www.cornellcompanies.com) has 82 facilities in 18 states and the District of Columbia. Cornell has a total service capacity of 19,442.

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements and in particular, there can be no assurance that that any transaction will occur with respect to the Company. More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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